Exhibit 4.9

AMENDMENT TO LICENSE AGREEMENT

THIS AGREEMENT is dated as of the 4th day of November, 2004

BETWEEN:

Abbotly Technologies Inc., a Missouri, United States of America corporation having its place of business at 400 N. Mountain Ave., Suite 219, Upland California USA

AND

SmartCool Systems Inc.(formerly Citotech Systems Inc.) a Canadian Corporation having its place of business at 702 - 750 West Pender Street, Vancouver, British Columbia

WHEREAS:

(a)

The parties entered into a License Agreement dated October 15, 2003 (the "License Agreement");

(b)

The parties amended the License Agreement on July 22, 2004;

(c)

The parties now wish to amend the License Agreement to reduce the Territory set forth in the License Agreement for the purpose of assigning all United States territorial regions to a wholly owned subsidiary of SmartCool Systems;

NOW THEREFORE in consideration of the covenants contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which is acknowledged), the parties agree as follows:

The term "Territory" in Section 1.0 of the License Agreement shall be amended to read:

"Territory" shall mean all the territory within the geographical boundaries of Canada.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first above written.

ABBOTLY TECHNOLOGIES INC.

SMARTCOOL SYSTEMS INC.

By: ______________________________

By: _____________________________

Joe Seruto

       George Burnes